                                                                   EXHIBIT 10.27
[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]



NIH Office of Technology Transfer 910221 - September 8, 1991



                         NATIONAL INSTITUTES OF HEALTH
              ALCOHOL, DRUG ABUSE AND MENTAL HEALTH ADMINISTRATION
                          CENTERS FOR DISEASE CONTROL

                     PATENT LICENSE AGREEMENT -- EXCLUSIVE

                                   COVER PAGE

                 For OTT internal use only:
                 Patent License Number: ________________
                 Serial Numbers of Licensed Patents: 06/410,965
                 Licensee:  Cancer Therapy and Research Center

                 CRADA Number (if applicable): ___________
                 Additional Remarks:________________________________________
                 ___________________________________________________________


This Patent License Agreement, hereinafter referred to as the "Agreement" consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (Patent or Patent Application), Appendix B (Fields of Use and Territory), Appendix C (Royalties) and Appendix D (Modifications). This Cover Page serves to identify the Parties to this Agreement:

(1) the National Institutes of Health ("NIH") or the Centers for Disease Control (CDC), or the Alcohol, Drug Abuse and Mental Health Administration ("ADAMHA"), hereinafter singly or collectively referred to as "PHS," agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

(2) The person, corporation or institution identified on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "LICENSEE."

NIH Office of Technology Transfer 910221 - September 8, 1991



         PHS PATENT LICENSE AGREEMENT -- EXCLUSIVE

         PHS and LICENSEE agree as follows:

                                 1.  BACKGROUND

         1.01 In the course of conducting biomedical and behavioral research, PHS investigators conceived and reduced to practice inventions that may have commercial applicability.

         1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns the intellectual property rights claimed in any United States and foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

         1.03 The Assistant Secretary for Health of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions under the patent law, 35 U.S.C. Sections 200-212 and the
Federal Technology Transfer Act of 1986, 15 U.S.C. Section   3710a.

         1.04 PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

                                2.  DEFINITIONS

         2.01 Licensed Patent Rights refers collectively to identified claim subject matter in:

                 (a) U.S. patent applications and patents listed in Appendix A, divisionals and continuations of these applications, and their counterpart foreign patent applications;

                 (b) any other foreign patent applications and patents listed in Appendix A;

                 (c) U.S. and counterpart foreign patents issued from the patent applications in (a) and (b) above;

                 (d) U.S. continuation-in-part patent applications and counterpart foreign patent applications, and the resulting patents, only to the extent that their claims are encompassed by the identical claim in (a) and (b) above; and

NIH Office of Technology Transfer 910221 - September 8, 1991



                 (e) any reissues, reexaminations and extensions of U.S. patents described in (a), (c), and (d) above.

         2.02 Licensed Product(s) means tangible materials which, in the course of manufacture, use or sale would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

         2.03 Licensed Process(es) means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

         2.04 Licensed Territory means the geographical area identified in Appendix B.

         2.05 Net Sales means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by LICENSEE, its Affiliates, or sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances actually granted, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by LICENSEE, its Affiliates, or sublicensees, and on their payroll, or for the cost of collections.

         2.06 Net Sales Price means the Net Sales divided by the quantity of Licensed Product sold or Licensed Process practiced.

         2.07 Combined Product means a product that contains a Licensed Product along with at least one other active component or ingredient not covered by the Licensed Patent Rights.

         2.08 First Commercial Sale means the initial transfer by LICENSEE, its Affiliates or sublicensees, of Licensed Products in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, and First Commercial Use means the initial practice of a Licensed Process by LICENSEE, its Affiliates or sublicensees.

         2.09 Affiliate means any corporation or other business entity controlled by, controlling, or under common control with LICENSEE. For this purpose, "control" means direct or indirect beneficial ownership of at least
   [**]    percent of the voting stock, or at least    [**]    percent interest
in the income of such corporation or other business.

NIH Office of Technology Transfer 910221 - September 8, 1991



         2.10    Government means the United States Government.

         2.11 Licensed Fields of Use means the fields of use identified in Appendix B.

         2.12 Exclusive Commercialization License means that PHS will not grant further licenses for commercial exploitation of the Licensed Patent Rights in the Licensed Fields of Use in the Licensed Territory, so long as the LICENSEE complies with the terms of this Agreement.

                              3.  GRANT OF RIGHTS

         3.01 PHS hereby grants and LICENSEE accepts, subject to the terms and conditions of this Agreement, an Exclusive Commercialization License under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used and to sell and have sold any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

         3.02 This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in Article 13 below.

         3.03 PHS agrees, if such materials are available to PHS, to provide LICENSEE with samples of the materials claimed in the Licensed Patent Rights and to replace such materials in the event of their unintentional destruction. LICENSEE shall not distribute or release these materials to others except to further the purposes of this Agreement.

         3.04 This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights. PHS shall endeavor to notify LICENSEE of any improvement or related patent applications and patents that may become available for licensing.

         3.05 The research results of PHS investigators generally are disseminated freely through publication in the scientific literature and presentations at public fora. PHS reserves the right to provide the data or research products developed in Government laboratories to third parties for research purposes.

         3.06 PHS acknowledges that information related to the Licensed Patent Rights may be of assistance to LICENSEE in its commercialization efforts. Accordingly, PHS will consider reasonable requests by LICENSEE for access to the inventors of the Licensed Patent Rights.

NIH Office of Technology Transfer 910221 - September 8, 1991



                                4.  SUBLICENSING

         4.01 LICENSEE may enter into sublicensing agreements under the Licensed Patent Rights.

         4.02 LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01, 5.02, 5.04, 7.01, 7.02, 9.01, 12.05, and 14.07-14.10 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Paragraphs to all sublicense agreements.

         4.03 Any sublicenses granted by LICENSEE shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

         4.04 LICENSEE agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within sixty (60) days of the execution of such agreement, and further agrees to forward semiannually to PHS, along with the royalty reports of LICENSEE to PHS under Article 10, a copy of such reports received by LICENSEE from its sublicensees during the preceding half year period under the sublicense as shall be pertinent to a royalty accounting to PHS by LICENSEE for activities under the sublicenses.

                5.  STATUTORY REQUIREMENTS, RESERVED GOVERNMENT
                          RIGHTS AND PHS REQUIREMENTS

         5.01 PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

         5.02 LICENSEE agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

         5.03 LICENSEE acknowledges that PHS may enter into a future Cooperative Research and Development Agreement ("CRADA") under the Federal Technology Transfer Act of 1986 that relates to the subject matter of this Agreement. LICENSEE agrees not to unreasonably deny requests for sublicense or cross license rights from such future collaborators with PHS when acquiring such derivative rights is necessary in order to make a CRADA project feasible. PHS will endeavor to give LICENSEE a

NIH Office of Technology Transfer 910221 - September 8, 1991



reasonable opportunity to join as a party to the proposed CRADA prior to its initiation, and to obtain reciprocal patent rights in any resultant inventions.

         5.04 DHHS has responsibility for funding basic biomedical research, for funding medical treatment through programs such as Medicare and Medicaid, for providing direct medical care and, more generally, for protecting the health and safety of the public. Because of these responsibilities, and the public investment in the research that culminated in the Licensed Patent Rights, PHS may require LICENSEE to submit documentation in confidence showing a reasonable relationship between the pricing of a Licensed Product, the public investment in that product and the health and safety needs of the public. This paragraph shall not restrict the right of LICENSEE to price a Licensed Product or Licensed Process so as to obtain a reasonable profit for its sale or use. This Paragraph 5.04 does not permit PHS or any other government agency to set or dictate prices for Licensed Products or Licensed Processes.

         5.05 PHS reserves the right to grant nonexclusive licenses to make and to use the inventions defined by the Licensed Patent Rights for purposes of research involving the inventions themselves, and not for purposes of commercial manufacture or in lieu of purchase if the inventions are available as commercial products for research purposes. The purpose of this research license is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall obtain the consent of LICENSEE before granting to commercial entities a research license or providing to them research samples of the materials claimed in the Licensed Patent Rights, which consent shall not be unreasonably withheld. Any such license shall be limited to research for non- commercial purposes.

                        6.  ROYALTIES AND REIMBURSEMENT

         6.01 LICENSEE agrees to pay to PHS a noncreditable, nonrefundable License Issue Royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

         6.02 LICENSEE agrees to pay to PHS a nonrefundable Minimum Annual Royalty as set forth in Appendix C. The Minimum Annual Royalty is due and payable on January 1 of each calendar year, and may be credited against any Earned Royalty due for sales made in that year. The Minimum Annual Royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1.

         6.03 LICENSEE agrees to pay PHS Earned Royalties as set forth in Appendix C.

NIH Office of Technology Transfer 910221 - September 8, 1991



         6.04 LICENSEE agrees to pay PHS Benchmark Royalties as set forth in Appendix C.

         6.05 LICENSEE agrees to pay PHS Sublicensing Royalties as set forth in Appendix C.

         6.06 A claim of a patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for purposes of computing the Minimum Annual Royalty and Earned Royalty payments in any given country on the earliest of the dates that it: (a) has been abandoned but not continued, or
(b) has been pending (including the pendency time of any parent cases) but not allowed for more than six (6) years from its effective filing date; but shall be reinstated for purposes of computing these royalty payments on the date that a patent issues thereon. A claim of a patent licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing the Minimum Annual Royalty and Earned Royalty payments in any given country on the earliest of the dates that: (a) the patent expires, (b) the patent is no longer maintained by the Government, or (c) all claims of the Licensed Patent Rights have been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

         6.07 No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

         6.08 If the LICENSEE sells a Combined Product, the Net Sales Price for purposes of earned royalty determination under this Article 6 shall be the market price of the Licensed Product content of the Combined Product when sold separately. If the Licensed Product is not sold separately, then Net Sales Price upon which a royalty is paid shall be the greater of (a) the market price at which the Licensed Product reasonably could be sold as a separate item, or
(b) Net Sales Price of the Combined Product multiplied by a factor 1/x where x is the number of active components or ingredients contained in the Combined Product up to a maximum of x-3.

         6.09 On sales of Licensed Products between LICENSEE and its Affiliates, or on sales made in other than an arm's length transaction, the Net Sales Price attributed under this article 6 to such a transaction shall be that which would have been received in an arm's length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

         6.10 LICENSEE agrees to reimburse PHS, within sixty (60) days of their submission of a statement and request for reimbursement, for all reasonable expenses previously incurred by PHS in the preparation, filing, prosecution and maintenance of Licensed Patent Rights and further agrees to reimburse PHS within sixty (60) days after written notice for all such future
expenses.   [**]     percent of the cumulated amount of such reimbursement may
be credited against Royalties due under Paragraph 6.03, however, the net royalty payment in any calendar year may not be lower than the

NIH Office of Technology Transfer 910221 - September 8, 1991



Minimum Annual Royalty specified in Appendix B. LICENSEE may elect to surrender its rights in any country of the Licensed Territory under any Licenses Patent Rights upon sixty (60) days written notice to PHS and owe no reimbursement obligation under this Paragraph for subsequent patent-related expenses incurred in that country. LICENSEE may pursue intellectual property rights at its own expense in countries requested by LICENSEE where the PHS chooses not to seek such protection.

                          7.  REASONABLE BEST EFFORTS

         7.01 LICENSEE shall use its reasonable best efforts to introduce the Licensed Products into the commercial market or apply the Licensed Processes to commercial use as soon as practicable, consistent with sound and reasonable business practices and judgment. LICENSEE agrees to apply at least the same level of effort that it applies to the commercial development of its own products and processes. The efforts of a sublicensee shall be considered the efforts of LICENSEE.

         7.02 Upon the First Commercial Sale of Licensed Products or the First Commercial Use of Licensed Processes, until the expiration of this Agreement, LICENSEE shall use its reasonable best efforts to keep Licensed Products and Licensed Processes available to the public.

                    8.  DOMESTIC AND FOREIGN PATENT FILING,
                          PROSECUTION AND MAINTENANCE

         8.01 PHS agrees to take responsibility for, but to consult with the LICENSEE in, the preparation, filing, prosecution and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to LICENSEE. PHS may agree to permit LICENSEE to handle the prosecution of some or all of the Licensed Patent Rights.

         8.02 Each party shall provide to the other prompt notice as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

                               9.  RECORD KEEPING

         9.01 LICENSEE agrees to keep, and to require that its Affiliates and sublicensees keep, accurate and correct records of Licensed Products made, used or sol and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least three (3) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments

NIH Office of Technology Transfer 910221 - September 8, 1991



hereunder. The accountant shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of ten percent (10%) for any twelve (12) month period, then LICENSEE shall reimburse PHS for the cost of the inspection.

           10.  REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

         10.01 Prior to signing this Agreement, LICENSEE has provided to PHS a written commercialization plan under which LICENSEE intends to bring the subject matter of the Licensed Patent Rights into commercial use upon execution of this Agreement. The written commercialization plan is hereby incorporated by reference into this Agreement. The plan indicates the amount of funding, number and kind of personnel and time estimated for each phase of development of the Licensed Products and Licensed Processes. The plan also includes statements of commitments and estimated application dates to obtain any necessary regulatory approvals, ultimate projections of sales and proposed marketing efforts. Based on this plan, performance benchmarks are determined.

         10.02 LICENSEE shall provide written annual reports on its product development progress or efforts to commercialize under the commercialization plan of Paragraph 10.01 for each of the Licensed Fields of Use within sixty
(60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding calendar year, as well as plans for the present calendar year. If reported progress differs from that projected in the commercialization plan submitted and benchmarks determined under Paragraph 10.01, LICENSEE shall explain the reasons for such differences. LICENSEE may propose amendments in any such annual report to the plan submitted under Paragraph 10.01, acceptance of which by PHS may not unreasonably be denied. LICENSEE agrees to provide any additional data reasonably required by PHS to evaluate LICENSEE's performance. LICENSEE may amend the plan of Paragraph 10.01 at any time and shall do so at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

         10.03 LICENSEE shall report to PHS the date of the First Commercial Sale of Licensed Products or the First Commercial Use of Licensed Processes in each country in the Licensed Territory within thirty (30) days of such occurrence.

         10.04 LICENSEE shall submit to PHS within sixty (60) days after each calendar half year ending June 30 and December 31, a royalty report setting forth for the preceding half year period the amount of the Licensed Products sold or Licensed Processes practiced by LICENSEE, its Affiliates and sublicensees in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, LICENSEE shall submit payment of the earned royalty due. If no earned royalties are due to PHS for any reporting period, the written

NIH Office of Technology Transfer 910221 - September 8, 1991



report shall so state. The royalty report shall be certified as correct by an authorized officer of LICENSEE and shall include a detailed listing of all deductions made under Paragraph 2.05 to determine the Net Sales or made under
Article 6 to determine royalties due.

         10.05 Royalties due under Article 6 shall be paid in U. S. dollars in Bethesda, Maryland or at such other place as PHS may reasonably designate, consistent with the laws and regulations controlling in any foreign country. For conversion of foreign currency to U. S. dollars, the conversion rate shall be the rate quoted in the Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable to NIH/Patent Licensing. Any loss of exchange, value, taxes or other expenses incurred in the transfer or conversion to U. S. dollars shall be paid entirely by LICENSEE.

         10.06 Late charges will be applied to any overdue payments as required by the U. S. Department of Treasury in the Treasury Fiscal Requirements Manual, Section 8020.20. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

         10.07 All plans and reports required by this Article 10 shall be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential and not subject to disclosure under the Freedom of Information Act, 5 U.S.C. Section 552.

                    11.  INFRINGEMENT AND PATENT ENFORCEMENT

         11.01 PHS and LICENSEE agree to notify each other promptly of each infringement or possible infringement, as well as any facts which may affect the validity, scope or enforceability of the Licensed Patent Rights of which either Party becomes aware.

         11.02 LICENSEE is empowered pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes to:
(a) bring suit in its name, at its own expense, and on its own behalf for infringement of presumably valid claims in a Licensed Patent; (b) in any such suit, to enjoin infringement and to collect for its use, damages, profits and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for infringement of the Licensed Patent Rights--provided, however, that PHS and appropriate Government authorities shall have a continuing right to intervene in such suit. LICENSEE shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement unless such action is ultimately necessary to avoid dismissal of its suit. Should the Government be made a party to any such suit by motion or any other action of LICENSEE, LICENSEE shall reimburse the Government for any costs, expenses or fees which the Government incurs as a result of such motion or other action, including

NIH Office of Technology Transfer 910221 - September 8, 1991



any and all costs incurred by the Government in opposing any such joinder motion. Upon LICENSEE's payment of all costs incurred by the Government as a result of LICENSEE's joinder motion or other action, these actions by LICENSEE will not be considered a default in the performance of any material obligation under this Agreement. In any event, LICENSEE agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before LICENSEE commences an infringement action, LICENSEE shall notify PHS and give careful consideration to the views of PHS an to any potential effects of the litigation on the public health in deciding whether to sue.

         11.03 In any infringement action commenced under Paragraph 11.02, the expenses including costs, fees, attorney fees and disbursements, shall be paid by LICENSEE. Up to fifty (50) percent of such expenses may be credited against the royalties payable to PHS under the Licensed Patent Rights in the country in which such a suit is filed. In the event that fifty (50) percent of such expenses exceed the amount of royalties withheld by LICENSEE in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. A credit against litigation expenses, however, may not reduce the royalties due in any calendar year to less than the Minimum Annual Royalty. Any recovery made by LICENSEE, through court judgment or settlement, first shall be applied to reimburse PHS for royalties withheld as a credit against litigation expenses and then to reimburse LICENSEE for its litigation expense. Any remaining recoveries shall be shared equally by LICENSEE and PHS.

         11.04 PHS shall cooperate fully with LICENSEE in connection with an infringement action initiated under Paragraph 11.02. PHS agree promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by LICENSEE.

         11.05 PHS shall have the right to sue for infringement of the Licensed Patent Rights in the event that LICENSEE elects not to do so under Paragraph 11.02.

         11.06 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against LICENSEE or raised by way of counterclaim or affirmative defense in an infringement suit brought by LICENSEE under Paragraph 11.02, LICENSEE is empowered pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes to: (a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; (b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights--provided, however, that PHS and appropriate Government authorities shall have a continuing right to intervene in such suit. LICENSEE shall take no action to compel the Government authorities either to initiate or to join in any such declaratory judgment

NIH Office of Technology Transfer 910221 - September 8, 1991



action unless such action is ultimately necessary to avoid dismissal of its suit. Should the Government be made a party to any such suit by motion or any other action of LICENSEE, LICENSEE shall reimburse the Government for any costs, expenses or fees which the Government incurs as a result of such motion or other action. Upon LICENSEE's payment of all costs incurred by the Government as a result of LICENSEE's joinder motion or other action, these actions by LICENSEE will not be considered a default in the performance of any material obligation under this Agreement. If LICENSEE elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In any event, LICENSEE agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before LICENSEE commences an infringement action, LICENSEE shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to sue.

                12.  NEGATION OF WARRANTIES AND INDEMNIFICATION

         12.01   PHS offers no warranties other than those specified in
Article 1.

         12.02 PHS does not warrant the validity of the Licensed Patent Rights, and makes no representations whatsoever with regard to the scope of the Licensed Patet Rights, or that the Licensed Patet Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

         12.03 PHS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE of any subject matter defined by the claims of the Licensed Patent Rights or of any material provided to LICENSEE under Paragraph 3.03.

         12.04 PHS does not represent that they will commence legal actions against third parties infringing the Licensed Patent Rights.

         12.05 LICENSEE shall defend, indemnify and hold PHS and its employees, students, fellows, agents and consultants harmless from and against all liability, demands, damages, expenses and losses, including but not limited to death, personal injury, illness or property damage in connection with or arising out of (a) the use by LICENSEE, its Affiliates and sublicensees, directors, employees or third parties of any Licensed Patent Rights, or (b) the design, manufacture, distribution or use of any Licensed Products, Licensed Processes or materials provided under Article 3.03, or other products or processes developed in connection or arising out of the Licensed Patent Rights. LICENSEE agrees to maintain a liability insurance program consistent with sound business practice.

NIH Office of Technology Transfer 910221 - September 8, 1991



                   13. TERMINATION AND MODIFICATION OF RIGHTS

         13.01 In the event that LICENSEE is in default in the performance of any material obligations under this Agreement, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice.

         13.02 At least 30 days prior to filing a petition in bankruptcy LICENSEE must inform PHS of its intention to file the petition in bankruptcy or of a third party's intention to file an involuntary petition in bankruptcy.

         13.03 In the event that LICENSEE becomes insolvent, makes an assignment of Licensed Patent Rights for the benefits of creditors, files a petition in bankruptcy, has such a petition filed against it, notifies PHS of its intention to file the petition in bankruptcy, or notifies PHS of a third party's intention to file an involuntary petition in bankruptcy, PHS shall have the right to terminate this Agreement by giving LICENSEE written notice. Termination of this Agreement is effective upon Licensee's receipt of the written notice.

         13.04 LICENSEE shall have a unilateral right to terminate this Agreement and/or any licenses in any country by giving PHS sixty (60) days written notice to that effect.

         13.05 PHS shall specifically have the right to terminate or render this Agreement nonexclusive as to any Licensed Fields of Use, if LICENSEE: (1) has not used reasonable best efforts under the circumstances to put the Licensed Products or Licensed Processes into commercial use in the country or countries where licensed, directly or through a sublicense; (2) has not achieved the benchmarks established in the commercialization plan of Paragraph
10.01 as may be modified under Paragraph 10.02; (3) after commercial use commences, is not keeping Licensed Products or Licensed Process reasonably available to the public; (4) cannot reasonably satisfy unmet health and safety needs; or (5) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by LICENSEE under Paragraph 10.02. Prior to invoking this right, PHS shall give written notice to LICENSEE providing LICENSEE specific notice of and a ninety (90) day opportunity to satisfy PHS's concerns as to the previous items (1) to (5). If LICENSEE fails to satisfy or reasonably begin to rectify such concerns within the ninety (90) day period, PHS may terminate this AGREEMENT or render this AGREEMENT nonexclusive to any Licensed Fields of Use.

         13.06 When the public health and safety so require, and after written notice to LICENSEE providing LICENSEE a sixty (60) day opportunity to respond, PHS shall

NIH Office of Technology Transfer 910221 - September 8, 1991



have the right to require LICENSEE to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights that are not being adequately commercially exploited by LICENSEE, or adequately addressed in the commercialization plan of Paragraph
10.01 as amended under Paragraph 10.02, unless LICENSEE can reasonably demonstrate that such a sublicense would be contrary to sound and reasonable business practice or that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with LICENSEE.

         13.07 PHS reserves the right according to 35 U.S.C. Section 209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of the license and such requirements are not reasonably satisfied by LICENSEE.

         13.08 Within thirty (30) days of receipt of written notice of PHS's unilateral decision to modify or terminate this Agreement, LICENSEE may, consistent with the provisions of 37 C.F.R. Section 404.11, appeal the decision by written submission to the Assistant Secretary for Health or designee. The Assistant Secretary for Health or designee's decision shall be the final agency decision. LICENSEE may thereafter exercise any and all administrative or judicial remedies that may be available.

         13.09 Within ninety (90) days of termination of this AGREEMENT under this Article 13 or expiration under Paragraph 3.02, a final report shall be submitted by LICENSEE. Any royalty payments and unreimbursed patent expenses due to PHS become immediately due and payable upon termination or modification. If terminated under Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03.

         13.10   Paragraphs 4.03, 6.07, 9.01, 10.05, 10.06, 12.05 and 13.09 of
this Agreement shall survive termination of this AGREEMENT.

                             14. GENERAL PROVISIONS

         14.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

         14.02 This Agreement constitutes the entire agreement between the parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

NIH Office of Technology Transfer 910221 - September 8, 1991



         14.03 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

         14.04 If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

         14.05 The construction, validity, performance and effect of this Agreement shall be governed by Federal law as applied by the Federal Courts in the District of Columbia.

         14.06 All notices required or permitted by this Agreement shall be given by prepaid registered or certified mail properly addressed to the other Party at the address designated on the following signature page, or to such other address as may be designated in writing by such other Party and shall be effective as of the date of the postmark of such notice.

         14.07 This Agreement shall not be assigned by LICENSEE except (a) with the prior written consent of PHS, such consent to be reasonably given; or
(b) as part of a sale or transfer of substantially the entire business of LICENSEE relating to operations which concern this Agreement.

         14.08 LICENSEE agrees in its practice of the Licensed Patent Rights to comply with all applicable Public Health Service and NIH/ADAMHA regulations and guidelines including, for example, those relating to research involving human or animal subjects or recombinant DNA.

         14.09 LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material and other commodities. The transfer of such items may require a license from the cognizant agency of the U. S. Government or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represent that a license is or is not required or that, if required, it shall be issued.

         14.10 LICENSEE agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U. S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to or sold in other countries shall be marked in such a manner as to preserve PHS patent right in such countries.

NIH Office of Technology Transfer 910221 - September 8, 1991




         14.11 by entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by LICENSEE whether directly or indirectly related to this Agreement. LICENSEE shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, LICENSEE shall not use the names of NIH or ADAMHA or their employees in any advertising, promotional or sales literature without the prior written consent of PHS.

         14.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of the Agreement, except for appeals of modification or termination decisions provided for in
Article 13. LICENSEE agrees first to appeal any such unsettled claims or controversies to the Director of NIH, whose decision shall be considered the final agency decision. Thereafter, LICENSEE may exercise any administrative or judicial remedies that may be available.

NIH Office of Technology Transfer 910221 - September 8, 1991



                    PHS PATENT LICENSE AGREEMENT - EXCLUSIVE

                                 SIGNATURE PAGE


FOR PHS:



---------------------------------------           ------------------------------
Reid G. Adler, J.D.                               Date
Director, Office of Technology Transfer
National Institutes of Health


Mailing Address for Notices:

Director
Office of Technology Transfer
Box OTT
National Institutes of Health
Bethesda, Maryland  20892


FOR LICENSEE (The undersigned expressly certifies or affirms that the contents of any statements of LICENSEE made or referred to in this document are truthful and accurate.)



------------------------------                    ------------------------------
Name                                              Date


------------------------------
Title

Mailing Address for Notices:


------------------------------


------------------------------


------------------------------

NIH Office of Technology Transfer 910221 - September 8, 1991



                   APPENDIX A - PATENT OR PATENT APPLICATION


PATENT OR PATENT APPLICATION:

U.S. Patent No. 4,520,031, issued May 28, 1985 (serial Number 06/410,965, filed August 24, 1982) entitled "Method for Reducing Toxic Effects of Methyl-Glyoxal Bis-Guanylhydrazone"

NIH Office of Technology Transfer 910221 - September 8, 1991



               APPENDIX B - LICENSED FIELDS OF USE AND TERRITORY


LICENSED TERRITORY:

United States of America, its territories, possessions and commonwealths.


LICENSED FIELDS OF USE:

A method for reducing the toxic effects of methyl-glyoxal bis-guanylhydrazone in a patient encompassed within the scope of a claim in the Licensed Patent.

NIH Office of Technology Transfer 910221 - September 8, 1991



                             APPENDIX C - ROYALTIES


ROYALTIES:

         LICENSEE agrees to pay to PHS a noncreditable, nonrefundable License
         Issue Royalty in the amount of ($   [**]     ).

         LICENSEE agrees to pay to PHS a nonrefundable Minimum Annual Royalty
         in the amount of ($   [**]    ) which will be credited towards
         earned royalties.

         LICENSEE agrees to pay PHS Earned Royalties as follows:
         Licensee shall pay NIH a royalty on the Net Sales of Licensee and its
         included affiliates and Sublicensees of     [**]      ([**] %).

         LICENSEE agrees to pay PHS Benchmark Royalties as follows:

         Licensee agrees to pay PHS Sublicensing Royalties as follows:
              [**]         ([**] %) of Net Sales of Licensed Products

NIH Office of Technology Transfer 910221 - September 8, 1991



                           APPENDIX D - MODIFICATIONS


PHS and LICENSEE agree to the following modifications to the Articles and Paragraphs of this Agreement:

1.       Add the following language to the end of Paragraph 6.02:

         "The Minimum Annual Royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1, and is due and payable within sixty (60) days of the effective date of this Agreement, with the royalty report required in Section 10.04 of this Agreement."

2.       Add paragraph 6.11 as follows:

         "If licensee sells a licensed product to an affiliate or sublicense for resale, royalties will only be due on final sales by sublicensee or affiliate."

3.       Replace paragraph 7.01 with the following language:

         "LICENSEE shall use its reasonable best efforts to introduce the Licensed Products into the commercial market or apply the Licensed Processes to commercial use as soon as practicable, consistent with sound and reasonable business practices and judgment. "Reasonable best efforts" for the purposes of this provision shall include, but not be limited to, adherence to the Commercial Development Plan (defined in Paragraph 10.01) and performance of the Benchmarks (defined in Paragraph 10.01 and set forth in Appendix E). LICENSEE agrees to apply at least the same level of effort that it applies to the commercial development of its own products and processes. The efforts of a sublicensee shall be considered the efforts of LICENSEE.

4.       Replace paragraph 10.01 with the following language:

         Prior to signing this Agreement, LICENSEE has provided to PHS a written commercialization plan ("Commercial Development Plan") under which LICENSEE intends to bring the subject matter of the Licensed Patent Rights into commercial use upon execution of this Agreement. The Commercial Development Plan is hereby incorporated by reference into this Agreement. The plan indicates the amount of funding, number and kind of personnel and time estimated for each phase of development of the Licensed Products and Licensed Processes. The plan also includes statements of commitments and estimated application dates to obtain any necessary regulatory approvals, ultimate projections of sales and proposed marketing efforts. Based on this plan,

NIH Office of Technology Transfer 910221 - September 8, 1991



         performance benchmarks ("Benchmarks") have been determined and are attached hereto as Appendix E.

5.       Replace paragraph 10.02 with the following language:

         LICENSEE shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty
         (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding calendar year, as well as plans for the present calendar year. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, LICENSEE shall explain the reasons for such differences. LICENSEE may propose amendments in any such annual report to the plan submitted under Paragraph 10.01, acceptance of which by PHS may not unreasonably be denied. LICENSEE agrees to provide any additional data reasonably required by PHS to evaluate LICENSEE's performance. LICENSEE may amend the Commercial Development Plan at any time, and shall do so at the request of PHS, to address any Licensed Fields of Use not specifically addressed in the plan originally submitted. LICENSEE may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of LICENSEE to extend the time periods of this schedule if such request is supported by a reasonable showing by LICENSEE of due diligence toward bringing the Licensed Products to the point of practical application.

6.       Replace Paragraph 13.05 with the following language:

         PHS shall specifically have the right to terminate or render this Agreement nonexclusive as to any Licensed Fields of use, if LICENSEE:
         (1) has not used reasonable best efforts under the circumstances to put the Licensed Products or Licensed Processes into commercial use in the country or countries where licensed, directly or through a sublicensee; (2) has not achieved the Benchmarks as may be modified under Paragraph 10.02; (3) after commercial use commences, is not keeping Licensed Products or Licensed Processes reasonably available to the public; (4) cannot reasonably satisfy unmet health and safety needs; or (5) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. Prior to invoking this right, PHS shall give written notice to LICENSEE providing LICENSEE specific notice of and a ninety (90) day opportunity to satisfy PHS's concerns as to the previous item (1) to
         (5). If LICENSEE fails to satisfy or reasonably begin to rectify such concerns within the ninety (90) day period, PHS may terminate this AGREEMENT or render this AGREEMENT nonexclusive to any Licensed Fields of Use.

NIH Office of Technology Transfer 910221 - September 8, 1991



                             APPENDIX E-BENCHMARKS


BENCHMARKS:

         Licensee shall apply for orphan drug status for licensed field use in 1992.

         Licensee shall initiate NDA directed studies for of use in the second half of 1992.

         Licensee shall submit NDA to the FDA for field of use in 1994.

         Licensee shall launch product for field of use in within six months after receiving marketing approval by the FDA.